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                               INVIVO CORPORATION
                                  EXHIBIT 22.01

                           SUBSIDIARIES OF REGISTRANT


Linear Laboratories Corporation

Sierra Precision

G.C. Industries Inc.

Lumidor Safety Corporation

Invivo Research Inc.




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